Exhibit 5.1

BAKER DONELSON CENTER, SUITE 800 211 COMMERCE STREET NASHVILLE, TENNESSEE 37201 MAILING ADDRESS: P.O. BOX 190613 NASHVILLE, TENNESSEE 37219 PHONE: 615.726.5600 FAX: 615.726.0464
WWW.BAKERDONELSON.COM

November 16, 2016

Franklin Financial Network, Inc.

722 Columbia Avenue

Franklin, Tennessee 37064

Re:	Franklin Financial Network, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Franklin Financial Network, Inc., a Tennessee corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), pursuant to Rule 462(b) of the Act relating to the registration of up to $12 million in shares of common stock, no par value, of the Company (the “Shares”). The Registration Statement incorporates by reference the contents of the Company’s registration statement on Form S-3 (Registration File No. 333-208578), which was declared effective by the Securities and Exchange Commission on December 23, 2015, including the prospectus included therein (the “Prospectus”). This opinion is being filed pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Charter, as amended, and the Amended and Restated Bylaws of the Company, and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents or all documents submitted to us as certificate or photostatic copies, and the authenticity of the originals of such latter documents.

ALABAMA • FLORIDA • GEORGIA • LOUISIANA • MISSISSIPPI • TENNESSEE • TEXAS • WASHINGTON, D.C.

Franklin Financial Network, Inc.

November 16, 2016

We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion expressed herein.

Based upon and subject to the foregoing and the additional qualifications set forth below, we are of the opinion that the Shares, when issued, sold, delivered and paid for in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is limited to the corporate laws of the State of Tennessee in effect on the date hereof and no opinion is expressed as to the laws of any other jurisdiction.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, PC